Exhibit 5.2

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200
July 1, 2022
POINT Biopharma Global Inc.
4850 West 78th Street
Indianapolis, IN 46268

Re:	At-the-Market Offering of Shares of Common Stock of POINT Biopharma Global Inc.

Ladies and Gentlemen:
We have acted as counsel to POINT Biopharma Global Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of shares of its common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $150,000,000 (the “Shares”). The offering and sale of the Shares are being made pursuant to an Equity Distribution Agreement, dated as of July 1, 2022, by and among the Company and Piper Sandler & Co., as sales agent (the “Distribution Agreement”).
In connection with this opinion, we have examined and relied on originals or copies of the following documents (hereinafter collectively referred to as the “Documents”): (i) the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2022 (the “Registration Statement”); (ii) the base prospectus, dated July 1, 2022, (the “Base Prospectus”), as supplemented by the prospectus supplement, dated July 1, 2022 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, which forms a part of and is included in the Registration Statement; (iv) the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of June 30, 2022; (v) the Amended and Restated By-laws of the Company, as amended, certified as of the date hereof by an officer of the Company; (iv) an executed copy of the Distribution Agreement; (v) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, dated as of a recent date; (vi) resolutions adopted by the Board of Directors of the Company relating to, among other matters, the authorization of the sale, issuance and registration of the Shares, certified as of the date hereof by an officer of the Company (the “Resolutions”); (vii) a certificate executed by an officer of the Company, dated as of the date hereof; and (viii) such other records, documents, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion.
In connection with our examination of the Documents, we have assumed the legal capacity of all natural persons; the authenticity of original Documents and the genuineness of all signatures; the conformity to the originals of all Documents submitted to us as copies; and the truth, accuracy and completeness of the information, representations and warranties contained in the Documents we have reviewed. In making our examination of executed Documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such Documents, and the validity and binding effect thereof on such parties. In addition, we have assumed the form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered; all public records reviewed or relied upon by us or on our behalf are true and complete; that there has been no oral or written modification of or amendment to any of the

July 1, 2022

Documents; and that there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:
1.The issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Prospectus, the Distribution Agreement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited in all respects to the Delaware General Corporation Law and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC